EXHIBIT 23

           [KPMG Peat Marwick LLP, Minneapolis, Minnesota Letterhead]




                   Consent of Independent Public Accountants



The Board of Directors
Redwood Financial, Inc.:



We consent to incorporation by reference in the registration statement (No. 333-4204) on Form S-8 of Redwood Financial, Inc. of our report dated July 31, 1998, except for note 21, which is as of September 15, 1998, relating to the consolidated balance sheets of Redwood Financial, Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 annual report on Form 10-KSB of Redwood Financial, Inc.



                                      /s/KPMG Peat Marwick LLP

September 25, 1998